UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  March 17, 2011

First Midwest Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation)	0-10967 (Commission File Number)	36-3161078 (IRS Employer Identification No.)
One Pierce Place, Suite 1500, Itasca, Illinois, 60143 (Address of principal executive offices) (Zip Code)
(630) 875-7450 (Registrant's telephone number, including area code) N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17  CFR 240.13e-4 (c))

5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2011 the Board of Directors (“Board”) of First Midwest Bancorp, Inc. (the “Company”) appointed Peter J. Henseler (52) as a director of the Company, to hold office until the Company’s next annual meeting of stockholders in May 2011, when he is expected to be nominated for election to serve a three-year term. At the time of his appointment, Mr. Henseler was not appointed to any committee of the Board.

Mr. Henseler is the President and a director of RC2 Corporation. He has been with RC2 since 1996, serving as President since 2002 and Executive Vice President of Sales and Marketing from 1999 to 2002. Prior to joining RC2, Mr. Henseler held marketing positions at McDonald's Corporation and Hasbro, Inc. Through his professional accomplishments, Mr. Henseler brings important marketing and business experience to the Board.  He will be subject to the Company’s standard compensation policies and practices for non-employee directors, which are disclosed in the Company’s proxy statement.

The Company’s Nominating and Corporate Governance Committee recommended and nominated Mr. Henseler as a director candidate to the Board. The Board has concluded that Mr. Henseler is “independent” under the rules of The Nasdaq Stock Market. A press release announcing the appointment of Mr. Henseler to serve on the Board is attached hereto as Exhibit 99.1.

Financial Statements and Exhibits.

99.1	First Midwest Bancorp, Inc. Press Release dated March 22, 2011.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                      FIRST MIDWEST BANCORP, INC.
                       (Registrant)

Date: March 22, 2011                                                                                                                                                                                                                           /s/ Cynthia A. Lance
                    By:           Cynthia A. Lance
                    Title:        Executive Vice President
                                 and Corporate Secretary